Exhibit 23(a)


          CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Registration Statement on Form S-3 of Dataram Corporation of our report dated July 29, 2010, relating to the consolidated balance sheets of Dataram Corporation and Subsidiaries as of April 30, 2010 and 2009, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended April 30, 2010 which report appears on the April 30, 2010 Annual Report on Form 10-K of Dataram Corporation. We also consent to the references to our firm under the heading "Experts."

/s/ J.H. Cohn LLP
Roseland, New Jersey
March 31, 2011